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Northrop Grumman Completes Redemption of Series B Convertible Preferred Stock

LOS ANGELES - April 4, 2008 - Northrop Grumman Corporation (NYSE: NOC) today announced that it has completed the previously announced redemption of its Series B Convertible Preferred Stock ("Preferred Stock").

Based on the redemption ratio formula, holders of Preferred Stock received 1.299246 shares of NOC common stock ("Common Stock") for each share of Preferred Stock. The redemption ratio formula calls for Preferred Stock holders to receive a number of Common Stock shares equal to $100 (the liquidation value of each share of Preferred Stock) plus $1.536111 (accrued Preferred Stock dividends per share as of April 4, 2008), divided by $78.15 (the average of the closing prices of Common Stock as reported on the NYSE for the five consecutive trading days ending April 2, 2008). The company redeemed 17,947 shares of Preferred Stock for approximately 23,300 shares of Common Stock.

As previously announced, prior to the mandatory redemption, Preferred Stock holders could elect to convert each share of Preferred Stock into 1.822267 shares of Common Stock at any time prior to 5:00 p.m., EDT, on April 3, 2008. Holders of 3,482,053 shares of Preferred Stock elected to convert their shares into Common Stock prior to the redemption date, resulting in the issuance of approximately 6,345,000 shares of Common Stock.

In total, the company issued approximately 6,368,300 shares of Common Stock as a result of the redemption and conversion. The effect of these shares has previously been included in the company's weighted average shares used for the calculation of fully diluted earnings per share. Preferred Stock holders who have questions about the redemption should contact Computershare Trust Company, as redemption and conversion agent, at (800)546-5141 (within the U.S., Canada and Puerto Rico) or (781)575-2765 (outside the U.S., Canada and Puerto Rico).

Northrop Grumman Corporation is a $32 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.